Exhibit (h)(5)(ii)

AMENDMENT TO
SUB-ADMINISTRATION SERVICES AGREEMENT

This Amendment, dated as of December 31, 2013 (the “Amendment”), amends the Sub-Administration Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”) and HSBC Global Asset Management (USA) Inc. (“HSBC”) a New York corporation, amended and restated on January 1, 2009 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to extend the term of the Agreement and make certain other changes;

NOW THEREFORE, Citi and the Trusts, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

(a) The first sentence of Section 6 is deleted and replaced with the following:

“This Agreement shall continue in effect until December 31, 2016 (the “Initial Term”).”

(b) All references in Section 6 to “January 1, 2012” shall be amended to state “January 1, 2016”.

(c) Item 11 of Schedule B of the Agreement is hereby deleted and replaced with the following:

“Make available appropriate individuals to serve as officers of the Companies, upon designation as such by the Board, to serve in ministerial capacities related to services provided by Citi as determined by the Board, or a principal financial officer to serve subject to the provisions of Addendum B-1 to this Agreement and the Citi policies referred to in such Addendum B-1;”

2. Representations and Warranties.

(a) Each Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

3. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		HSBC ADVISOR FUNDS TRUST

By:	/s/ Jay Martin	By:	/s/ Richard A. Fabietti

Name:	Jay Martin	Name:	Richard A. Fabietti

Title:	President	Title:	President

HSBC INVESTOR PORTFOLIOS		HSBC INVESTOR FUNDS

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti	Name:	Richard A. Fabietti

Title:	President	Title:	President